Exhibit 99.1

STONE ENERGY CORPORATION

Announces 2013 Reserve and Production Growth, 2014 Capital Expenditure Budget and Production Guidance

LAFAYETTE, LA. January 15, 2014

Stone Energy Corporation (NYSE: SGY) today announced estimated year-end proved reserves and production volumes for 2013, and provided its capital expenditure budget and initial production guidance for 2014. Some of the highlights include:

•	Year-end 2013 estimated proved reserves were 143.9 Mmboe, which represents a 12% increase compared to year-end 2012 estimated proved reserves;

•	Fourth quarter 2013 production averaged approximately 49,800 Boe per day (299 Mmcfe per day), well above original guidance;

•	Full year 2013 production averaged approximately 46,000 Boe per day (277 Mmcfe per day), which represents a 10% annual increase compared to 2012; and

•	The Board of Directors authorized a 2014 capital expenditure budget of up to $825 million.

Chairman, President and Chief Executive Officer David Welch stated, “We are extremely excited about how we are positioned as a company. We have just completed our fourth consecutive year of growth in production and reserves, and during this period Stone has transformed itself into a diversified company with significant positions in the deep water Gulf of Mexico, the Gulf Coast deep gas play and Appalachia. Adding to the excitement is the exploration and development program we have slated for 2014. We are currently drilling the deep water Amethyst prospect and the deep gas Tom Cat prospect, both operated by Stone, with results expected in the next 3-4 weeks. Last week we spudded the first of a two-well Cardona development program next to our deep water Pompano facility and plan to drill an additional 2-4 exploration wells with near term development follow-up. In Appalachia we plan to continue our one rig development program in the Marcellus shale and may drill an exploration well in the Utica shale. Our employees have worked hard to put us in the position to make 2014 a very special year for Stone.”

Year-End 2013 Estimated Proved Reserves

The year-end 2013 estimated proved reserves were 143.9 Mmboe (million barrels of oil equivalent) or 863 Bcfe (billion cubic feet of natural gas equivalent), as compared with 129 Mmboe or 773 Bcfe at year-end 2012, which represents a 12% increase in estimated proved reserves. From all sources, Stone replaced approximately 190% of production in 2013. The year-end 2013 estimated proved reserves were 31% oil, 16% natural gas liquids (NGLs) and 53% gas on an equivalent basis. The changes from year-end 2012 estimated proved reserves to year-end 2013 estimated proved reserves included production of approximately 17 Mmboe or 101 Bcfe, drilling additions/extensions of 19 Mmboe or 114 Bcfe, and net upward revisions of 13 Mmboe or 78 Bcfe.

The present value of the estimated future net cash flows from estimated proved reserves before income taxes, using a 10% discount rate (PV10), was approximately $2.2 billion using 12 month average prices after differentials of $102.21 per barrel of oil, $37.59 per barrel of NGLs and $3.66 per Mmbtu of gas. The year-end 2013 estimated proved reserves included proved developed (PD) reserves of 80.6 Mmboe or 484 Bcfe (split 35% oil, 14% NGLs, 51% gas) and proved undeveloped (PUD) reserves of 63 Mmboe or 380 Bcfe (split 25% oil, 19% NGLs, 56% gas). In addition, there were 48 Mmboe or 289 Bcfe of estimated probable reserves and 125 Mmboe or 751 Bcfe of estimated possible reserves at year-end 2013. All of Stone’s year-end 2013 estimated proved, probable and possible reserves were independently engineered by Netherland Sewell & Associates.

2013 Production Results and 2014 Production Guidance

Production for 2013 was approximately 46,000 Boe per day (277 Mmcfe per day) or slightly above the upper end of the original guidance of 44,500 - 45,500 Boe per day (267-273 Mmcfe per day). Fourth quarter 2013 production was approximately 49,800 Boe per day (299 Mmcfe per day), which is well above the provided guidance of 42,500 – 45,500 Boe per day (255 – 273 Mmcfe per day).

Production for the fourth quarter outperformed our guidance due to four primary reasons. First, lower than expected downtime in the Mary and Heather fields in the Marcellus shale yielded an incremental 2,500 Boe per day (15 Mmcfe per day) more than anticipated as expected liquids restrictions from cold weather did not materialize. Second, the deep water Pyrenees and Wideberth fields qualified for royalty relief for the full year 2013, providing an upward adjustment to the 2013 fourth quarter volumes of approximately 1,000 Boe per day (6 Mmcfe per day). Third, working interest revisions at the Mary field for prior period production provided an additional uplift of approximately 800 Boe per day (5 Mmcfe per day). Finally, base production from the Gulf of Mexico properties showed a flatter decline and less downtime than projected.

Production for 2014 is expected to be in the 43,000 – 47,000 Boe per day range (258 - 282 Mmcfe per day). This production estimate reflects the sale of certain onshore properties that had production that in aggregate reached approximately 2,500 Boe per day (15 Mmcfe per day) during the fourth quarter of 2013, but does not assume the sale of any non-core offshore shelf properties. The non-core offshore divestment process is ongoing and updated production guidance will be provided if a divestment is completed. Production is expected to increase in Appalachia for 2014, while a modest natural decline is projected for the GOM and Gulf Coast properties for the year. Capital expenditures for 2014 are significantly weighted to projects with production potential beyond 2014.

Non-recurring Items for Fourth Quarter 2013

Fourth quarter financial results are expected to reflect two non-recurring adjustments: an early extinguishment of debt expense associated with the fourth quarter redemption of the 2017 Notes and the settlement of franchise tax litigation with the Louisiana Department of Revenue. The early extinguishment of debt expense of $27.3 million ($17.5 million after-tax) resulted from the tender and early redemption of $375 million of the 8-5/8% Notes due in 2017, which included $21.0 million in premium costs and $6.3 million in previous unamortized issuance costs. The franchise tax litigation initiated by the Louisiana Department of Revenue for tax years 1999 through 2009 was settled in December 2013, resulting in a one-time pre-tax charge of $13.0 million, $8.3 million after-tax.

2014 Capital Expenditure Budget

Stone’s Board of Directors has authorized a 2014 capital expenditure budget of up to $825 million, which excludes acquisitions and capitalized SG&A and interest. The budget is spread across Stone’s major areas of investment with approximately 58% allocated to Deep Water, 26% allocated to Appalachia, 10% allocated to the GOM conventional shelf, 3% allocated to Deep Gas projects, and 3% allocated to Onshore Exploration projects. The allocation of capital across the various areas is subject to change based on several factors, including permitting times, rig availability, non-operator decisions, farm-in opportunities and commodity pricing.

The Deep Water capital budget is focused on exploration and development drilling, facility installations for development work and seismic and lease acquisition. Stone expects to participate in 2-3 operated development wells and 2-4 exploration wells (1-2 operated by Stone) during 2014. Approximately $200 million (net) is projected to be spent in 2014 on the drilling and sub-sea hookup of the two Cardona wells to the Pompano platform. Additional capital is expected to be spent on exploration follow-up, seismic and the acquisition of leases.

The Appalachia capital budget includes a development drilling plan in the Marcellus shale of 28-32 wells, well completions, infrastructure investments and the acquisition of additional lease-hold interests. Additionally, funding has been allocated to potentially drill an exploration well in the Utica shale.

Capital dedicated to the GOM conventional shelf is primarily for recompletions, improvements to existing infrastructure and plug and abandonment operations. The Deep Gas capital budget incorporates funds for an exploration well in 2014 and risk weighted funding for the potential development of the Tom Cat exploration prospect. The remainder of the capital budget is focused on Onshore Exploration projects and new venture opportunities.

As of December 31, 2013, the cash position was $301 million and the $400 million credit facility remained undrawn except for $21.4 million in letters of credit which had been issued pursuant to the facility. On December 18, 2013, the $400 million borrowing base was affirmed by the bank group.

Forward Looking Statement

Certain statements in this press release are forward-looking and are based upon Stone’s current belief as to the outcome and timing of future events. All statements, other than statements of historical facts, that address activities that Stone plans, expects, believes, projects, estimates or anticipates will, should or may occur in the future, including future production of oil and gas, future capital expenditures and drilling of wells and future financial or operating results are forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements herein include the timing and extent of changes in commodity prices for oil and gas, operating risks, liquidity risks, political and regulatory developments and legislation, including developments and legislation relating to our operations in the Gulf of Mexico and Appalachia, and other risk factors and known trends and uncertainties as described in Stone’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q as filed with the SEC. Should one or more of these risks or uncertainties occur, or should underlying assumptions prove incorrect, Stone’s actual results and plans could differ materially from those expressed in the forward-looking statements.

Guidance Disclosure

Guidance is subject to all the cautionary statements and limitations described below and under the caption “Forward Looking Statements”. Estimates for Stone’s future production volumes are based on assumptions of capital expenditure levels and the assumption that market demand and prices for oil and gas will continue at levels that allow for economic production of these products. The production, transportation and marketing of oil and gas are subject to disruption due to transportation and processing availability, mechanical failure, human error, hurricanes and numerous other factors. Stone’s estimates are based on certain other assumptions, such as well performance, which may vary significantly from those assumed. Lease operating expenses, which include major maintenance costs, vary in response to changes in prices of services and materials used in the operation of our properties and the amount of maintenance activity required.

Non-GAAP Financial Measure

PV-10 is the estimated future net cash flows from estimated proved reserves discounted at an annual rate of 10 percent before giving effect to income taxes. Standardized Measure is the after-tax estimated future cash flows from estimated proved reserves discounted at an annual rate of 10 percent, determined in accordance with GAAP. Stone uses PV-10 as one measure of the value of its estimated proved reserves and to compare relative values of proved reserves among exploration and production companies without regard to income taxes. Stone believes that securities analysts and rating agencies use PV-10 in similar ways. Stone’s management believes PV-10 is a useful measure for comparison of proved reserve values among companies because, unlike Standardized Measure, it excludes future income taxes that often depend principally on the characteristics of the owner of the reserves rather than on the nature, location and quality of the reserves themselves. Stone cannot reconcile PV-10 to Standardized Measure at this time because final income tax information for 2012 is not yet available.

Stone Energy is an independent oil and natural gas exploration and production company headquartered in Lafayette, Louisiana with additional offices in New Orleans, Houston and Morgantown, West Virginia. Stone is engaged in the acquisition, exploration, and development of properties in the Deep Water Gulf of Mexico, Appalachia, and the onshore and offshore Gulf Coast. For additional information, contact Kenneth H. Beer, Chief Financial Officer, at 337-521-2210 phone, 337-521-9880 fax or via e-mail at CFO@StoneEnergy.com.